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                                                                       EXHIBIT 1

October 25, 1996


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549


Gentlemen:

We have read and agree with the comments in Item 4(a) of Form 8-K of Novatek International, Inc. (Commission File Number 0-22096), with a date of earliest event reported of October 18, 1996, which was furnished to us on October 24, 1996.

We were formally engaged by Novatek International, Inc. (the "Company") as its independent accountants on June 29, 1996. We resigned as the independent accountants on October 18, 1996, and notified management in writing of our reasons on that date. We have not issued any reports or auditors' opinions on any financial statements of the Company.

In accordance with item 304(a)(1)(v) of Regulation S-K, which requires certain reportable events to be disclosed, we hereby report the following:

     Reportable events involving our engagement with the registrant includes (1) our questioning the accuracy of three of the registrant's filings with the SEC as a result of incorrectly accounting for the merger between the Company and Medical Products, Inc.; (2) adequacy of the Company's internal controls; and (3) our inability to rely on management's representations. We believe that the comments in Item 4(a) of Form 8-K adequately address our concerns, except as to the need for amended Form 10-Q filings.

     With respect to the accuracy of three of the registrant's filings with the SEC, we have concluded that this incorrect merger accounting has caused the Company's Form 8-K/A dated April 2, 1996, Form 10-Q for the quarter ended March 31, 1996, and Form 10-Q for the quarter ended June 30, 1996 to need to be amended to correct the proforma financial statements and quarterly financial statements, respectively. Management has indicated that these filings will be amended. However, as of the date of our resignation, such amended filings have not been made.


AHEARN, JASCO & COMPANY, P.A.
Pompano Beach, Florida